EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of America’s Car-Mart, Inc. of our report dated July 12, 2005, relating to the financial statements and financial statement schedule of America’s Car-Mart, Inc and our report dated July 12, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of America’s Car-Mart, Inc. for the year ended April 30, 2005.

/s/ Grant Thornton LLP

Dallas, Texas
November 15 , 2005